Exhibit 99.1

For Immediate Release

AuthentiDate Holding Corp. Announces Changes
To Its Board Of Directors

SCHENECTADY, NY–December 13, 2004–AuthentiDate Holding Corp. (NASDAQ: ADAT) announced today that John Botti, AuthentiDate’s Chairman, has decided not to stand for re-election to the Board of Directors. Mr. Botti will continue to serve as Chairman until the Company’s next annual meeting currently scheduled for January 20, 2005. Mr. Botti has agreed to remain available to the Company in a consulting capacity for a period of one year.

“Since the completion of our financing in February 2004, I have worked with the Board to bring additional strategic and managerial expertise to the Company. With the hiring of Surendra Pai, I believe the Company has the leadership to implement a successful business strategy. I have been a part of the Company since college and this is an appropriate time for me to explore other opportunities,” said Mr. Botti. “I give my full support to the new management team and I will help them succeed in any way I can. I believe there are exciting opportunities ahead and that the management team that has been assembled will lead the Company in the right direction.”

In addition, the Company announced that two new independent directors would stand for election, completing a process the Company announced on October 29, 2004. The two new nominees are Roger Goldman and Ranjit Singh. The Company stated that it conducted an extensive search for the new Board members, including the use of a professional search firm.

Mr. Goldman has a strong background in banking and financial services and currently serves as a Board and Audit Committee member of American Express Centurion Bank and as an Advisory Board member to Cyota, Inc. and Apptera, Inc. Mr. Goldman’s banking career spans 27 years and includes various positions with CitiCorp/CitiBank, Redwood Bank, and National Westminister Bancorp. He will serve on AuthentiDate’s Audit Committee.

Mr. Singh, currently serves at the President and CEO of Techbooks based in Fairfax, Virginia. He has a strong technology and management background and has served as the President and CEO of Reliacast/Platform Technologies and Xerox Corporation’s Contentguard. He has also served as Vice President at CitiBank and Ultranetworks.

“We are pleased to have Mr. Goldman and Mr. Singh accept our nomination to the AuthentiDate Board,” stated Ross Johnson, head of the Nominating and Corporate Governance Committee. “We considered an impressive list of candidates and are pleased to be able to have these experienced professionals stand for election. We also would like to sincerely thank all of the other candidates who participated.”

The Company also announced that the Board has adopted new corporate governance rules, which include the designation of an independent director as lead director during periods when the Chairman of the Board is not an independent director. The Board has designated Ross Johnson to serve as lead director until the next annual meeting.

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About AuthentiDate Holding Corp.

AuthentiDate Holding Corp. (AHC) is the holding company of five business units; DocStar, AuthentiDate International AG, AuthentiDate, Inc., DJS Marketing Group/Computer Professionals International and Trac Medical Solutions, Inc. DocStar sells proprietary document imaging software that includes the AuthentiDate technology. AuthentiDate and AuthentiDate AG provide the authentication of digital data through its proprietary and patent pending technology. AuthentiDate intends to establish itself as the authority on “content security” as it is a growing sector of the electronic network security infrastructure market. DJS delivers professional services centered around technology systems integration projects, staff augmentation, out-tasking, outsourcing services and resells computer related products. Trac Medical offers an electronic form processing solution and utilizes the AuthentiDate technology to prove the authenticity of the content represented in completed healthcare forms.

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of The Company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the Company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the Company’s ability to implement its business plan for various applications of its technologies, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

Investor Contact:	John A. Stiles
John A. Stiles & Associates, L.L.C.
314-994-0560

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